JPMORGAN CHASE & CO.

JPMorgan Chase Notes

Due Nine Months or More from the Date of Issue

PRICING SUPPLEMENT 106
Pricing Supplement No. 106 dated August 6, 2007 (to Prospectus Supplement dated April 12, 2005 and Prospectus dated April 5, 2005	Filed Pursuant to Rule 424(b)(2) Registration No. 333-117775 CUSIP # 46627B EG2

$__________

JPMORGAN CHASE & CO.

JPMorgan Chase Notes

Due Nine Months or More from the Date of Issue

Agent:

Original Issue Date: August 15, 2007

Stated Maturity Date: August 15, 2022
Aggregate Principal Amount	Price to Public	Agents' Concession	Lead Agent's Concession	Net Proceeds to Issuer
$______	100%	2.00-2.125%	2.25%	$_____
[ ]	JPMorgan Chase Senior Notes, Series D
[X]	JPMorgan Chase Subordinated Notes, Series B
[X]	Fixed Rate Note: 6.05%
Interest will be computed on the basis of:
[ ]	the actual number of days elapsed in a year of 360 days
[X]	a 360-day year of twelve 30-day months
[ ]	Other
[ ]	Floating Rate Note:
[ ]	CD
[ ]	Commercial Paper Rate
[ ]	Federal Funds Rate
[ ]	LIBOR
[ ]	Treasury Rate
[ ]	Prime Rate
[ ]	CMT Rate

Agents' concession represents a portion of the Lead Agent's Concession . Agents may allow a portion of their concession of up to 2.00% to selling dealers.

The interest factor for each day will be computed by dividing the interest rate in effect on that day by:
[ ]	the actual number of days in the year
[ ]	360
[ ]	Other

Index Maturity: N/A

Annual Interest Rate: N/A

Frequency of Changes in Interest Rate:
[ ] Weekly	[ ] Monthly	[ ] Daily
[ ] Semi-annually	[ ] Annually	[ ] Quarterly

Interest Payment Dates:

Semi-annually on the 15th of February and August or next good business day, beginning February 15, 2008, using the following unadjusted business day convention.

Interest Determination Dates: N/A

Interest Reset Dates: N/A

Spread (+/-): N/A

Multiplier: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Survivor's Option: No

Right of Issuer to Redeem Notes or of Holder to Require Repayment of Notes: August 15, 2010
[ ]	The Note may not be redeemed prior to the Stated Maturity Date at the option of JPMorgan Chase & Co.
[X]

The Note may be redeemed prior to the Stated Maturity Date at the option of JPMorgan Chase & Co. in whole but not in part at a price equal to 100% of the principal amount being redeemed, on August 15, 2010, or:

[  ]

any interest payment day thereafter

[X]

any good business day thereafter

Notice of redemption will be given not more than 60 nor less than 30 days prior to the redemption date.

[ ]	The holder of the Note may not elect repayment of the Notes by JPMorgan Chase & Co. prior to the Stated Maturity Date.
[ ]

The holder of the Note may elect repayment of the Note by JPMorgan Chase & Co. prior to the Stated Maturity Date in whole or in part at a price equal to ____% of the principal amount being repaid, on ____________, or:

[  ]

any interest payment day thereafter

[  ]

any good business day thereafter

Other Terms:

Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and Prospectus.